Exhibit 23.2

CONSENT OF INDEPENDENT AUDITOR

VAALCO Energy, Inc.

Houston, Texas

We hereby consent to the use in this Registration Statement of our report dated May 11, 2021, relating to the statements of revenues and direct operating expenses of the Sasol Acquired Properties, which appear in VAALCO Energy Inc.’s Current Report on Form 8-K dated May 11, 2021.

/s/ BDO USA, LLP

Houston, Texas
June 11, 2021